Exhibit 99.1

Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2017 and 2016
and for the Year Ended December 31, 2017,
Supplemental Schedule as of December 31, 2017, and
Report of Independent Registered Public Accounting Firm

Sun National Bank
401(k) Plan

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017 AND 2016 AND FOR THE YEAR ENDED DECEMBER 31, 2017:
Statements of Net Assets Available for Benefits	3
Statement of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2017:
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017	11

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Plan Administrator and Participants
Sun National Bank 401(k) Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Sun National Bank 401(k) Plan (the “Plan”) as of December 31, 2017 and 2016, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The schedule of assets (held at end of year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan's 2017 financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

We have served as the Plan's auditor since 2008.

/s/ CohnReznick LLP

Roseland, New Jersey
June 26, 2018

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2017 AND 2016
	2017	2016
Assets

Investments, at fair value:
Mutual funds	$17,748,205	$15,721,804
Common stocks	4,366,180	4,978,536
Common/collective trust	975,966	1,443,463
Total investments	23,090,351	22,143,803

Receivables:
Employer contribution receivable	664,624	679,114
Notes receivable from Participants	355,637	394,737
Total receivables	1,020,261	1,073,851

NET ASSETS AVAILABLE FOR BENEFITS	$24,110,612	$23,217,654
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2017

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Investment income:
Net appreciation in fair value of investments	$1,078,743
Interest and dividends	1,211,491
Total investment income	2,290,234

Interest income on notes receivable from Participants	16,822

Contributions:
Employer	664,624
Participants	1,441,272
Rollovers	153,090
Total contributions	2,258,986

Total additions	4,566,042

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Benefits paid to participants	3,630,120
Administrative expenses	42,964
Total deductions	3,673,084

NET INCREASE	892,958

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	23,217,654

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$24,110,612
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2017 AND 2016 AND FOR THE YEAR ENDED DECEMBER 31, 2017

1.	DESCRIPTION OF THE PLAN

Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Plan participants (“Participants”) should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General - The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have completed 90 days of service and are age twenty-one or older. The Plan’s management controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions - Each year, Participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. Under the Safe Harbor provision, the Bank matches 100% of the first 3% of base compensation and 50% of the next 2% that a Participant contributes to the Plan. The Bank’s matching contribution is immediately vested and paid at the end of each Plan year in the form of Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and are invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain Internal Revenue Service (“IRS”) limitations.

c.   Participant Accounts - Individual accounts are maintained for each Participant. Each Participant’s account is credited with the Participant’s contribution, the Bank’s matching contributions, as well as allocations of the Bank’s profit sharing contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on Participant earnings or account balances, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

d.   Vesting -Participants are immediately vested in their contributions and the Bank’s matching plus actual earnings thereon.

e.   Notes Receivable from Participants - A Participant may borrow from his or her fund accounts from a minimum of $1,000 up to a maximum equal to the lesser of one-half of his or her vested account balance or $50,000 reduced by the highest outstanding loan balance in his or her account during the prior twelve month period. Up to 50% of a Participant’s vested account balance may be used as collateral for any loan. The loans are secured by the balance in the Participant’s account and bear interest at a rate ranging from 4.25% to 5.25%, commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest on loans is paid ratably through bi-weekly payroll deductions.

f.   Payment of Benefits - Upon termination of service due to death, disability or retirement, a Participant or a Participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the Participant’s vested interest in his or her account, or in the form of installments as designated by the Participant or Participant’s beneficiary. Participants are permitted a maximum cash out limit of $5,000. For termination of service for other reasons, a Participant may elect to receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts - At December 31, 2017 and 2016, forfeited nonvested accounts totaled $51,426 and $73,253, respectively.  Forfeitures of nonvested Bank contributions remain in the Plan to pay Plan administrative expenses and true-up contributions. During 2017, forfeited nonvested accounts were reduced by $40,081 for the payment of the Plan’s audit fees and other administrative fees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting  - The accompanying financial statements of the Plan have been prepared under the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition - Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers and custodians. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net appreciation includes the Plan's gains (losses) on investments bought and sold as well as held during the year.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Employer Contribution Receivable - Represents amounts due to Participants for the Bank’s matching contribution.

Notes Receivable from Participants - Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on an accrual basis. No allowance for credit losses has been recorded as of December 31, 2017 or 2016. Delinquent Participant loans are reclassified as benefit payments based upon the terms of the Plan document.

Payment of Benefits  - Benefits are recorded when paid.

Expenses - Certain expenses of maintaining the Plan are paid by the Bank and are excluded from the financial statements. Fees related to the administration of notes receivable from Participants are charged directly to the Participant’s account and are included in administrative expenses. Investment related expenses are included in the net appreciation in fair value of investments.

3.	FAIR VALUE MEASUREMENTS

The Plan accounts for fair value measurements in accordance with FASB Accounting Standards Codification (“ASC”) 820.  FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active. The three levels within the fair value hierarchy are described as follows:

•   Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•   Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•   Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining fair value, the Plan utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

The Plan measures financial assets and liabilities at fair value in accordance with FASB ASC 820. These measurements involve various valuation techniques. The following is a description of the Plan’s valuation techniques used for assets measured at fair value:

Mutual funds - Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded. This is a Level 1 input as the NAV is quoted in an active market.

Common stocks - Valued at the closing price reported on the active market on which the stock is traded, a Level 1 input.

Common/collective trust - Valued at the NAV of units of a bank collective trust. The NAV, as provided by FMTC, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities and is considered a Level 2 input. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at the valuation dates.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There have not been any changes in methodologies used by the Plan at December 31, 2017 and 2016.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2017 and 2016:

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2017
Mutual funds	$17,748,205	$17,748,205	$—	$—
Common stocks	4,366,180	4,366,180	—	—
Total assets in the fair value hierarchy	22,114,385	22,114,385	—	—

Investments measured at net asset value (1)	975,966	—	—	—
Total investments at fair value	$23,090,351	$22,114,385	$—	$—

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2016
Mutual funds	$15,721,804	$15,721,804	$—	$—
Common stocks	4,978,536	4,978,536	—	—
Total assets in the fair value hierarchy	20,700,340	20,700,340	—	—

Investments measured at net asset value (1)	1,443,463	—	—	—
Total investments at fair value	$22,143,803	$20,700,340	$—	$—

(1)
In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

The following tables present the Plan’s investments with a reported NAV at December 31, 2017 and 2016, respectively:

	2017
	Fair Value	Unfunded Commitment	Redemption Frequency (If Currently Eligible)	Redemption Notice Period

Fidelity Advisor Stable Value
Portfolio: Class II	$975,966	$—	Daily	1 Day

	2016
	Fair Value	Unfunded Commitment	Redemption Frequency (If Currently Eligible)	Redemption Notice Period

Fidelity Advisor Stable Value
Portfolio: Class II	$1,443,463	$—	Daily	1 Day

4.	NON-PARTICIPANT-DIRECTED INVESTMENTS

A Participant may direct employee contributions among available investment funds. Employer matching contributions are made in Sun Bancorp, Inc. common stock.  A Participant may elect to transfer that contribution to any investment fund.  The Sun Bancorp Stock Fund is considered a non-Participant-directed investment, which is mainly comprised of Sun Bancorp, Inc. Common Stock.  Net assets for the Sun Bancorp Stock Fund were $4,366,180 and $4,978,536 at December 31, 2017 and 2016, respectively. Information about the significant components of the changes in net assets relating to the non-Participant-directed investments for the year ended December 31, 2017 is as follows:

For the year ended December 31, 2017	Amount
Change in net assets:
Net depreciation in fair value of investments	$(312,562)
Employer contributions	679,114
Interest and dividends	7,634
Loan repayments	1,449
Fund transfers, net	(467,238)
Benefits paid to Participants	(497,067)
Administrative fee	(1,273)
Loan withdrawals	(22,413)
Total change in net assets relating to non-participant-directed investments	$(612,356)

5.	RELATED PARTY TRANSACTIONS AND PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund. In addition, an investment fund comprised primarily of shares of common stock issued by Sun Bancorp, Inc., the parent of the Bank, is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

6.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the Participants shall be non-forfeitable and fully vested in the event the Plan is terminated.

7.	FEDERAL INCOME TAX STATUS

The underlying volume submitter plan had received an opinion letter from the IRS dated March 31, 2014, stating that the form of the Plan is qualified under Section 401(a) of the Internal Revenue Code (“IRC”) and is tax-exempt. In accordance with the Revenue Procedures 2015-6 and 2015-36, the Company has determined that it is eligible to and had chosen to rely on the current IRS volume submitter plan opinion letter. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification status. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

8.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, a common/collective trust and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants' account balances and the amounts reported in the statements of net assets available for benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various Participant-directed investment options.  Additionally, the investments within each Participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp Stock Fund, which principally invests in a single security.

9.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2017 and 2016, respectively:

December 31,	2017	2016
Net assets available for benefits per the financial statements	$24,110,612	$23,217,654
Adjustments for the difference between the valuation of certain investments in the financial statements and Form 5500	(620)	6,507
Net assets available for benefits, per the Form 5500	$24,109,992	$23,224,161

For the year ended December 31, 2017, the following is a reconciliation of the net increase in the statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2017	Amount
Net increase in net assets available for benefits per the financial statements	$892,958
Adjustments for the difference between the valuation of certain investments in the financial statements and Form 5500	(7,127)
Net gain per Form 5500	$885,831

10.	SUBSEQUENT EVENT
On January 31, 2018, Sun Bancorp, Inc., the parent company of Sun National Bank, was merged with and into OceanFirst Financial Corp. Immediately following the consummation of the Merger, the Bank merged with and into OceanFirst Bank, with OceanFirst Bank as the surviving bank. As a result of this merger, the Plan will be merged with the Retirement Plan for OceanFirst Bank effective January 1, 2019.

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SUN NATIONAL BANK 401(K) PLAN E.I. #22-2458313 PLAN #001

SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2017
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Part	Description of Investment	Cost	Current Value

	AB Global Bond Fund Class A	Mutual Fund	(1)	$58,384
	American Funds Fundamental Investors Class R-4	Mutual Fund	(1)	1,662,485
	Lord Abbett Value Opportunities Fund Class A	Mutual Fund	(1)	1,348,867
	Columbia Large Cap Index Fund Class A	Mutual Fund	(1)	807,535
	Columbia Mid Cap Index Fund Class A	Mutual Fund	(1)	397,573
	Columbia Small Cap Index Fund Class A	Mutual Fund	(1)	335,781
	Eaton Vance Balanced A	Mutual Fund	(1)	1,077,747
	MFS International Diversification Fund Class R-3	Mutual Fund	(1)	1,910
	Goldman Sachs Real Estate Securities Fund Class A	Mutual Fund	(1)	309,280
	Putnam Equity Income Fund Class A	Mutual Fund	(1)	1,251,906
	Putnam Income Fund: Class A	Mutual Fund	(1)	382,019
	VRS Partners Fund Class A	Mutual Fund	(1)	1,365,215
	T. Rowe Price Growth Stock Fund Advisor	Mutual Fund	(1)	1,964,244
(2)	Fidelity Advisor Diversified International Fund: Class A	Mutual Fund	(1)	981,872
(2)	Fidelity Advisor Strategic Income Fund: Class A	Mutual Fund	(1)	250,838
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	905,860
(2)	Fidelity Advisor US Bond Index Fund: Premium Class	Mutual Fund	(1)	82,053
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	30,287
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	31,950
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	208,397
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	569,125
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	618,819
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	526,285
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	469,967
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	514,912
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	435,475
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	401,436
(2)	Fidelity Advisor Freedom 2055 Fund: Class A	Mutual Fund	(1)	52,591
(2)	Fidelity Advisor Freedom 2060 Fund: Class A	Mutual Fund	(1)	268,094
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	415,331
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	21,967
	Total			17,748,205
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	975,966
(2)	Sun Bancorp. Inc. Common Stock	Common Stock	(3)	4,366,180
(2)	Participant loans	Loans ranging from 4.25% to 5.25% with loan maturity dates ranging from 1/3/2018 to 2/2/2023		355,637
	Total			$23,445,988
(1) Cost is not required to be disclosed for participant-directed investments.
(2) Indicates party-in-interest to the Plan.
(3) Historical cost of $4,832,908
See Report of Independent Registered Public Accounting Firm.